Exhibit 10.3
Option Grant under the
Enterprise Products 1998 Long-Term Incentive Plan
Date of Grant:
Name of Optionee:
Option Exercise Price per Common Unit:
Number of Options Granted
     (One Option equals the Right to
     Purchase One Common Unit):
Option Grant Number:
Enterprise Products Company (formerly EPCO, Inc.) (the “Company”) is pleased to inform you that you have been granted options (the “Options”) under the Enterprise Products 1998 Long-Term Incentive Plan (the “Plan”) to purchase units representing limited partner interests (“Common Units”) of Enterprise Products Partners L.P. (the “Partnership”) as follows:
1. You are hereby granted the number of Options to acquire a Common Unit set forth above, each such Option having the option exercise price set forth above.
2. The Options shall become fully vested (exercisable) on the earlier of (i) the date that is four years after the Date of Grant set forth above (the “Vesting Date”) and (ii) a Qualifying Termination (as defined below).
     “Qualifying Termination” means
     (a) your status as an employee of the Company or any of its Affiliates (collectively, the “Affiliated Group”) is terminated due to your (i) death or (ii) receiving long-term disability benefits under the applicable Affiliated Group member’s long-term disability plan, provided such disability qualifies as a “disability” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); or
     (b) your employment with any Affiliated Group member is terminated due to your retirement on or after (1) reaching age 62, (2) having 10 or more years of credited service as an employee of one or more Affiliated Group member(s), (3) executing a Retirement Agreement and Release (in such form as the Committee may approve from time to time) and (4) otherwise complying with any related retirement policies of the Affiliated Group member in effect at the time of the effective date of your retirement; or
     (c) your termination of employment by any Affiliated Group member (or its successor) and each of its Affiliates within one year after a Change of Control (as defined below) and (1) such termination of employment was initiated by the Affiliated Group member (or its successor) other than upon or after the occurrence of a Termination for Cause or (2) if such termination of employment was initiated by you, is upon or after the occurrence of a Termination for Good Reason; provided, however, that you terminate your employment with any Affiliated Group member (or any successor) and its Affiliates within 120 days following the date on which you have actual notice of the event that gives rise to the Termination for Good Reason.
     “Change of Control” means Duncan shall cease, directly or indirectly, to control the General Partner (including for purposes of clarification, and without limitation, by control that may be deemed to exist based on (i) the facts that cause Duncan’s deemed control of the General Partner to exist as of the date of this Agreement (which existing control is hereby recognized and agreed) or (ii) Duncan’s direct or indirect power to exercise a controlling influence over either the management or policies of the General Partner (as control and power are construed and used under rules and regulations promulgated by the U.S. Securities and Exchange Commission, including any presumptions used thereunder relating to control).
     “Duncan” means, collectively, individually or any combination, Dan L. Duncan, his wife, descendants, heirs and/or legatees and/or distributees of Dan L. Duncan’s estate, and/or trusts (including, without limitation, one or more voting trusts) established for the benefit of his wife, descendants, heirs and/or legatees and/or distributees.
     “Termination for Cause” means the occurrence of any of the following events:
     (a) the commission by you of a material act of willful misconduct including, but not limited to, the willful violation of any material law, rule, regulation of a governmental entity or cease and desist order applicable to you or any Affiliated Group member (or its successor) (other than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach by you of a fiduciary duty owed to any Affiliated Group member (or its successor); or
     (b) the commission by you of an act of dishonesty relating to the performance of your duties, habitual unexcused absence(s) from work, willful failure to perform duties in any material respect (other than any such failure resulting from your incapacity due to physical or mental illness or disability), or gross negligence in the performance of duties resulting in material damage or injury to any Affiliated Group member (or its successor), its reputation or goodwill (provided, however, that in the event of your willful failure to perform duties in any material respect, you shall be provided with written notice of such event and shall be provided with a reasonable opportunity, in no event more than 30 days, to cure such failure to perform your duties); or
     (c) any felony conviction of you or any conviction of you involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense), whether or not in the line of duty.
     “Termination for Good Reason” means any nonconsensual (a) material reduction in your authority, duties or responsibilities; (b) reduction in your compensation by more than 20 percent from the compensation (excluding Awards pursuant to the Plan or other equity-based compensation) paid by any Affiliated Group member (or its successor) during the completed fiscal year prior to the Change of Control; or (c) change caused by any Affiliated Group member (or its successor) in your office location of more than 50 miles from its location on the date of the Change of Control.
     3. Subject to the further provisions of this Agreement and the Plan, the Options, to the extent vested, may be exercised (in whole or in part or in two or more successive parts) during your employment with the Company and its Affiliates only during a calendar month during which the Partnership pays a cash distribution to holders of its Common Units (a “Qualified Month”) in the first (1st) calendar year following the year in which the Vesting Date occurs (and the Option will expire at the end of such year if it is not so exercised). In the event your employment with the Company and its Affiliates is terminated prior to the Vesting Date for any reason other than a Qualifying Termination, the Options shall automatically and immediately be forfeited and cancelled unexercised on the date of such termination of employment. For purposes of this Option grant award, the term “year” shall mean a period comprised of 365 (or 366, as appropriate) days beginning on a day of a calendar year and ending on the day immediately preceding the corresponding day of the next calendar year. For example, if the Date of Grant of an Option grant award is May 20, 2010, one year after the Date of Grant would be May 20, 2011, the Vesting Date would be May 20, 2014 (assuming no earlier Qualifying Termination) and the calendar year in which the Options could be exercised (except as described in Sections 7 and 8 hereof) would be 2015.
     4. To the extent vested and subject to the procedures set forth in Addendum No. 2, the Options may be exercised by submitting the “Options Transaction Clearance Request and Tax Withholding Election” (“Transaction Request”) with respect to such exercise which references the Option Grant Number set forth above and the number of Options (or Common Units relating thereto) which are being exercised. Such Transaction Request shall be delivered or mailed to the Company at its corporate offices in Houston, Texas, as follows:

          Mailing Address: Enterprise Products Company, P.O. Box 4324, Houston, Texas 77210-4324, Attention: Sr. Vice President, Human Resources.
          Delivery Address: Enterprise Products Company, 1100 Louisiana, 10th Floor, Houston, Texas 77002, Attention: Sr. Vice President, Human Resources
          An election to exercise shall be made in accordance with Addendum No. 2 and shall be irrevocable. If you are an employee of the Company or an Affiliate and such exercise occurs other than in a Qualified Month, it shall be deemed exercised in the next Qualified Month.
     5. No exercise shall be effective until you have made arrangements acceptable to the Company and in accordance with the Plan to satisfy the aggregate Exercise Price and all applicable tax withholding requirements of the Company, if any, with respect to such exercise.
     6. None of the Options are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Options granted hereby to you (the “Awarded Options”), (i) to the extent the Awarded Options are not fully vested, the Awarded Options shall automatically and immediately be forfeited and cancelled unexercised as of the original date of the award thereof and (ii) to the extent the Awarded Options are fully vested, the Company, in its sole discretion, may at any time thereafter, during the period in which the Awarded Options are exercisable under the terms of the domestic relations order providing for the assignment, cancel the Awarded Options by delivering to such former spouse Common Units having an aggregate Fair Market Value on the payment date equal to the excess of the aggregate Fair Market Value of the Common Units subject to the Awarded Options over their aggregate Exercise Price.
     7. In the event you terminate employment with the Company and its Affiliates for any reason (which termination is a “separation from service” under Section 409A of the Internal Revenue Code) other than a Qualifying Termination, the Options, if fully vested, may be exercised by you (or, in the event of your death, by the person to whom your rights shall pass by will or the laws of the descent and distribution (“Beneficiary”)) only during the Qualified Month next following your employment termination date. If you cease to be an “active, full-time employee”, as determined by the Company in its sole discretion, without regard as to how your status is treated by the Company for any of its other compensation or benefit plans or programs, you will be deemed to have terminated employment with the Company and its Affiliates for purposes of this Agreement.
     8. In the event of a Qualifying Termination or an “unforeseeable emergency” (as defined in Section 409A) which is approved by the Company, the vested portion of the Options may be exercised by you only during the Qualified Month next following such event. Notwithstanding the above, in the event such Qualifying Termination is due to your death, the vested portion of the Options may be exercised by your Beneficiary only during the second Qualified Month next following such event.
     9. Nothing in this Agreement or in the Plan shall confer any right on you to continue employment with any member of the Affiliated Group or restrict the Company or its Affiliates from terminating your employment at any time. Unless you have a separate written employment agreement with an Affiliated Group member, you are, and shall continue to be, an “at will” employee.
     10. Notwithstanding any other provision of this Agreement, the Options shall not be exercisable, and neither the Company nor the Partnership shall be obligated to deliver to you any Common Units, if counsel to the Company determines such exercise or delivery, as the case may be, would violate any law or regulation of any governmental authority or agreement between the Company or the Partnership and any national securities exchange upon which the Common Units are listed or any policy of the Company or any Affiliate of the Company.
     11. Notwithstanding any other provision of this Agreement, if you give notice of exercise within a “quiet period,” as provided in Addendum No. 1 hereto, the timing of the delivery of Common Units pursuant to your exercise shall be governed by the terms of Addendum No. 1. Further, neither the Company nor the Partnership shall have any liability to you for any loss you may suffer (whether by a decrease in the value of the Common Units, failure or inability to receive Partnership distributions or otherwise) from any delay by the Company or the Partnership in delivering to you Common Units in connection with the whole or partial exercise by you of the Options.
     12. These Options are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Company, in its discretion, to accelerate the termination of the Option and to amend your Option grant award without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms that are used, but are not defined, in this Option grant award have the respective meanings provided for in the Plan. The Plan, as in effect on the Date of Grant, is attached hereto as Exhibit A.

Enterprise Products Company (formerly EPCO, Inc.)

Senior Vice President, Human Resources

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